DTS8 COFFEE INTRODUCES A SPECIAL PREMIUM COFFEE FOR SHANGHAI MARKET

Minden, Nevada, May 1, 2015: DTS8 Coffee Company, Ltd., (OTCQB:BKCT, BERLIN:9BE) announced today that it has introduced a special, premium blend, of “American Roast” coffee for sale in Shanghai, China.  This “American Roast” coffee is specifically developed for the Chinese consumer and their taste profile. The coffees are artisan-roasted in DTS8’s roasting facility in Huzhou, Zhejiang province, China.

Mr. Alex Liang, Chairman of DTS8 added “this ‘American Roast’ coffee is refreshingly bright with sweetness, balanced perfectly with a smooth, chocolaty note giving it a special aged character. The coffee has proven popular during taste testing.”

Mr. Sean Tan, CEO of DTS8, commented that “according to the Beijing Coffee Industry Association, coffee consumption growth in China continues to increase at an annual rate of 15%, which is about seven times the average world growth rate, thus, making China a very  attractive coffee market.”

Effective April 30, 2015, DTS8 has relinquished its 19% equity interest in the joint venture company, established to own and operate Café De La Don Manuel branded coffee shops in China. DTS8 does not anticipate any impact to its revenue resulting from the change.

 DTS8 Coffee Company, Ltd. (“DTS8”) is a leading purveyor of fresh, artisan roasted, gourmet coffee in Shanghai, China. DTS8 roasts, markets and wholesales the “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and others cities in China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices.  Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA:   Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com